Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Purple Innovation, Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1) (2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common stock, $0.0001 par value per share, reserved for issuance pursuant to Performance Stock Unit Grant Agreement (the “PSU Grant”)	Other	75,757	$3.64	$275,755.48	.00011020	$30.39
Total Offering Amounts			75,757	$3.64	$275,755.48		$30.39
Total Fee Offsets							–
Net Fee Due							$30.39

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A Common Stock which become issuable under the Grants being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Class A Common Stock.

(2)	Consists of shares of the Registrant’s Class A Common Stock underlying the PSU Grant which will be granted to the Registrant’s Chief Marketing Officer as an inducement material to her acceptance of employment with the Registrant.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h), based on the average of the high and low prices of the Registrant’s Class A Common Stock as reported on the NASDAQ Global Select Market on November 9, 2022.